Exhibit 10.1

SUMMARY OF 2009 INCENTIVE COMPENSATION PLAN

        On March 26, 2009, the Compensation Committee of the Board of Directors of Comfort Systems USA, Inc. (the "Compensation Committee") adopted the 2009 Senior Management Annual Performance Plan, and authorized certain equity grants under the Company's Long-term Incentive Plan. The Named Executive Officers are Mr. William F. Murdy, Chairman of the Board of Directors and Chief Executive Officer; Mr. William George, III, Executive Vice President and Chief Financial Officer; Mr. Brian E. Lane, Executive Vice President and Chief Operating Officer; Mr. Thomas N. Tanner, Executive Vice President—Corporate Development; and Ms. Julie S. Shaeff, Senior Vice President and Chief Accounting Officer.

  2009 Incentive Compensation Plan for Executive Officers

        The annual incentive compensation for the Named Executive Officers is provided under a shareholder approved plan intended to satisfy the requirements for deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code. The plan consists of two distinct elements. The first element of the plan rewards the senior executives of the Company for obtaining certain earnings per share ("EPS") target thresholds (the "Objective Bonus"). The second element of the plan rewards the achievement of certain performance metrics individualized for each executive (the "Subjective Bonus").

        For the Objective Bonus, the Committee has set a bonus range based on a target that is correlated with the Company's annual EPS. The range for the Objective Bonus for Messrs. Murdy, George, Lane and Tanner will be 40 percent to 150 percent of 90 percent of their respective annual base salaries. For Ms. Shaeff the range for the Objective Bonus will be 40 percent to 150 percent of 30 percent of her annual base salary. The Objective Bonus is zero until a certain EPS threshold is met, it then scales from 40 percent to 100 percent on a straight-line basis as it moves from 75% of the EPS target to 100% of the EPS target. Should the Company's performance exceed the EPS target, it then scales from 100 percent to 150 percent on a straight-line basis as it moves from 100% of the EPS target to 155% of the EPS target. With regard to the Subjective Bonus, each executive is reviewed individually and at the sole discretion of the Committee is awarded a bonus within a set range of potential outcomes based on a percentage of annual base salary. For Messrs. Murdy, George, Lane, and Tanner, the range is 0 to 100 percent of 10 percent of annual base salary; for Ms. Shaeff, the range is 0 to 100 percent of 20 percent of annual base salary.

  Long-term Incentive Plan Grants

        The Committee further determined grants under the Company's Long-term Incentive Plan. These grants were determined based on the closing price of the Company's common stock on March 26, 2009, the date the Committee met to approve the grants. These grants consisted of an award of performance stock as well as a grant of options. The performance stock is tenure as well as performance based; it is granted a on a three-year equal vesting schedule, and vests only if the Company meets certain performance requirements prior to each of the three vesting periods. If the performance threshold is met, the performance stock awards vest on a sliding scale from 0 to 100 percent of the portion of the award scheduled to vest on a straight-line basis. The number of shares vesting may also be reduced by the Compensation Committee on a discretionary basis. The option grants vest on a three-year schedule and do not have a performance vesting requirement.

        The 2009 awards were granted to the following executives for the purpose of providing an incentive for those individuals to work for the Company's long-term success: Mr. Murdy was granted 59,216 shares of performance stock and 49,347 options. Messrs. George and Tanner were granted 25,994 shares of performance stock and 21,662 options respectively. Mr. Lane was granted 23,267 shares of performance stock and 19,389 options. Ms. Shaeff was granted 10,330 shares of performance stock and 8,608 options.